Exhibit 10.22

MANAGEMENT STOCKHOLDER’S AGREEMENT

(David L. Calhoun)

This Management Stockholder’s Agreement (this “Agreement”) is entered into as of November 22, 2006 (the “Effective Date”) by and among Valcon Acquisition Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands and having its registered office in Haarlem, The Netherlands (the “Company”), Valcon Acquisition Holding (Luxembourg) S.á.r.l., a private limited company incorporated under the laws of Luxembourg (“Luxco”), and the undersigned person (the “Management Stockholder”) (the Company, Luxco and the Management Stockholder being hereinafter collectively referred to as the “Parties”). All capitalized terms not immediately defined are hereinafter defined in Section 5(b) hereof.

WHEREAS, the Company is a wholly-owned subsidiary of Luxco, which is controlled by investment funds associated with AlpInvest Partners, The Blackstone Group, The Carlyle Group, Hellman & Friedman, Kohlberg Kravis Roberts & Co. and Thomas H. Lee Partners (collectively, the “Investors”);

WHEREAS, on March 8, 2006, Valcon Acquisition B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Valcon Acquisition B.V.”) and a wholly-owned subsidiary of the Company, entered into a merger protocol, as amended on May 4, 2006, to acquire VNU N.V., a public company with limited liability organized under the laws of The Netherlands, and subsequently converted into VNU Group B.V., a private company with limited liability incorporated under the laws of The Netherlands (“VNU”);

WHEREAS, the Management Stockholder has been selected by the Company to acquire ordinary shares of the Company (the “Common Stock”) and, in connection therewith, will receive options to acquire shares of Common Stock (together with any options to acquire shares of Common Stock granted to the Management Stockholder after the Effective Date, the “Options”) pursuant to the terms set forth below and the terms of the 2006 Stock Acquisition and Option Plan for Key Employees of Valcon Acquisition Holding B.V. (the “Option Plan”) and the Stock Option Agreement dated as of the date hereof, entered into by and between the Company and the Management Stockholder (the “Stock Option Agreement”); and

WHEREAS, this Agreement is one of several other agreements (“Other Management Stockholders’ Agreements”) which have been, or which in the future will be, entered into between the Company and other individuals who are or will be key employees of the Company or one of its subsidiaries (collectively, the “Other Management Stockholders”).

NOW THEREFORE, to implement the foregoing and in consideration of the grant of Options and of the mutual agreements contained herein, the Parties agree as follows:

1. Issuance of Options; Purchased Stock; Purchases of Additional Common Stock.

(a) The Management Stockholder hereby subscribes for, as of the Effective Date, and the Company shall issue to the Management Stockholder as of the Effective Date, 2,000,000 shares of Common Stock pursuant to the Option Plan, at a per share price of $10.00 (the “Base Price”), which price is equal to the fair market value of the shares of the

Company on the Effective Date as determined by the Board and supported by a valuation of the Company by an independent third party appraiser (all such shares acquired by the Management Stockholder, the “Purchased Stock”). The aggregate price for all shares of the Purchased Stock is $20,000,000.

(b) Subject to the terms and conditions hereinafter set forth and as set forth in the Option Plan, as of the Effective Date, the Company is issuing to the Management Stockholder Options to acquire shares of Common Stock at an initial Option Exercise Price equal to (i) the Base Price and (ii) the Base Price multiplied by two, and the Parties shall execute and deliver to each other copies of the Stock Option Agreement concurrently with the issuance of the Options.

(c) The Company shall have no obligation to issue any Purchased Stock or issue any Options to any person who (i) is a resident or citizen of a state or other jurisdiction in which the sale of the Common Stock to him or her would constitute a violation of the securities or “blue sky” laws of such jurisdiction or (ii) is not an employee of the Company or any of its subsidiaries on the date hereof.

2. Management Stockholder’s Representations, Warranties and Agreements.

(a) In addition to agreeing to and acknowledging the restrictions on transfer of the Stock (as defined in Section 3(a) hereof) set forth in Section 3 hereof, if the Management Stockholder is a Rule 405 Affiliate, the Management Stockholder also agrees and acknowledges that he will not transfer any shares of the Stock unless:

(i) the transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”), and in compliance with applicable provisions of state securities laws; or

(ii) if requested by the Company, (A) counsel for the Management Stockholder (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion, satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from registration under the Act and (B) if the Management Stockholder is a citizen or resident of any country other than the United States, or the Management Stockholder desires to effect any transfer in any such country, counsel for the Management Stockholder (which counsel shall be reasonably satisfactory to the Company) shall have furnished the Company with an opinion or other advice reasonably satisfactory in form and substance to the Company to the effect that such transfer will comply with the securities laws of such jurisdiction.

Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers are deemed to be in compliance with the Act and this Agreement (including without limitation any restrictions or prohibitions herein) and no opinion of counsel is required in connection therewith: (x) a transfer permitted by or made pursuant to Sections 3 or 4 hereof, (y) a transfer upon the death or Permanent Disability of the Management Stockholder to the Management Stockholder’s Estate or a transfer to the executors, administrators, testamentary trustees, legatees or beneficiaries of a person who has become a holder of Stock in accordance with the terms of this Agreement; provided that it is expressly understood that any such transferee shall be bound by the provisions of this

Agreement, and (z) a transfer made after the Effective Date in compliance with applicable securities laws to a Management Stockholder’s Trust, provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof.

(b) The Management Stockholder acknowledges that he has been advised that a notation shall be made in the appropriate records of the Company indicating that the Stock is subject to restrictions on transfer. If the Management Stockholder is a Rule 405 Affiliate, the Management Stockholder also acknowledges that (1) the Stock must be held indefinitely and the Management Stockholder must continue to bear the economic risk of the investment in the Stock unless it is subsequently registered under the Act or an exemption from such registration is available, (2) when and if shares of the Stock may be disposed of without registration in reliance on Rule 144 of the rules and regulations promulgated under the Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such rule and (3) if the Rule 144 exemption is not available, public sale without registration will require compliance with some other exemption under the Act.

(c) If any shares of the Stock are to be disposed of in accordance with an applicable resale exemption or otherwise, the Management Stockholder shall promptly notify the Company of such intended disposition and shall deliver to the Company at, or prior to, the time of such disposition such documentation as the Company may reasonably request in connection with such sale and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 required to be filed with the SEC.

(d) The Management Stockholder agrees that, if any shares of the Stock are offered to the public pursuant to an effective registration statement under the Act (other than registration of securities issued on Form S-8, S-4 or any successor or similar form), the Management Stockholder will not effect any public sale or distribution of any shares of the Stock (except pursuant to such registration statement) for the “Lock-Up Period,” unless otherwise agreed to in writing by the Company. The “Lock-Up Period” is the period (i) beginning on the date of the receipt of a notice from the Company that the Company has filed, or imminently intends to file, such registration statement and (ii) ending one hundred and eighty (180) days (or such shorter period as may be consented to by the managing underwriter or underwriters) in the case of the initial Public Offering and ninety (90) days (or such shorter period as may be consented to by the managing underwriter or underwriters, if any) in the case of any other Public Offering after the effective date of such registration statement. Notwithstanding the foregoing, if (1) during the last seventeen (17) days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed in this Section 2(d) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless the Company waives such extension in writing.

(e) The Management Stockholder represents and warrants that (i) with respect to the Stock, he has received and reviewed the available information relating to the Stock, including having received and reviewed the documents related thereto, certain of which documents set forth the rights, preferences and restrictions relating to the Options and the Stock underlying the Options and (ii) he has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information, the Company and the business and prospects of the Company which he deems necessary to evaluate the merits and risks related to his investment in the Stock and to verify the information contained in the information received as indicated in this Section 2(e), and he has relied solely on such information.

(f) The Management Stockholder further represents and warrants that (i) his financial condition is such that he can afford to bear the economic risk of holding the Stock for an indefinite period of time and has adequate means for providing for his current needs and personal contingencies, (ii) he can afford to suffer a complete loss of his investment in the Stock, (iii) he understands and has taken cognizance of all risk factors related to the acquisition of the Stock, (iv) his knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his acquisition of the Stock as contemplated by this Agreement, and (v) his participation in the acquisition of the Purchased Stock is voluntary.

(g) The Management Stockholder hereby grants to Luxco an irrevocable proxy coupled with an interest to vote his Stock at any meeting of stockholders of the Company, to consent to holding such meetings at short notice and to exercise the voting rights attached to the Stock by way of unanimous written consent in lieu of a meeting, which proxy shall be valid and remain in effect until the earliest to occur of (i) an initial Public Offering, (ii) a Change in Control and (iii) the date on which the Investors’ beneficial ownership percentage (directly or indirectly) in the Company’s Common Stock is less than thirty-three and one-third percent (33 1/3%) of the amount of such ownership percentage as of August 22, 2006.

3. Transferability of Stock.

(a) The Management Stockholder agrees that he will not directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any of the foregoing acts being referred to herein as a “transfer”) any shares of Purchased Stock, at the time of exercise, the Common Stock issuable upon exercise of the Options (“Option Stock”) and any other Common Stock otherwise acquired and/or held by the Management Stockholder Entities (collectively referred to as “Stock”) at any time from and after the Effective Date; provided, however, that the Management Stockholder may transfer shares of Stock during such time pursuant to one of the following exceptions: (i) transfers permitted by clauses (x), (y) and (z) of Section 2(a) hereof; (ii) a sale of shares of Common Stock pursuant to an effective registration statement under the Act filed by the Company (excluding any registration on Form S-8, S-4 or any successor or similar form) pursuant to Section 7 hereof; or (iii) transfers permitted pursuant to the Sale Participation Agreement (as defined in Section 5(b) hereof); and provided, further, that following an initial Public Offering, the Management Stockholder may transfer shares of Stock only at the time of transfer by, and on the same terms as, the Investors and on a pro rata basis with the Investors (based on the percentage of Stock actually transferred by the Investors). In addition, on and after the later to occur of (A) the fifth anniversary of the Effective Date and (B) the third anniversary of an initial Public Offering, the Management Stockholder may transfer shares of Purchased Stock (but not Option Stock) to the extent that the total amount of all gross proceeds the Management Stockholder will receive upon such transfer, when aggregated with all prior gross proceeds received by the Management Stockholder upon any previous transfer of Purchased Stock together with the value of all dividends and other distributions received by the Management Stockholder on his shares of Purchased Stock through the date of such transfer, does not exceed $20 million.

(b) If, following an initial Public Offering, the Management Stockholder either (x) elects not to transfer shares of Stock that he would otherwise be permitted to transfer under this Agreement or (y) is unable to transfer shares of Stock due to restrictions on transfer of the Stock other than as set forth in this Agreement or due to the provisions of Section 7(e) hereof, then the restrictions on transfer of the Stock set forth in this Agreement shall terminate such that the Management Stockholder may (i) effect a sale of Stock to the public that the Management Stockholder would have been able to sell pursuant to Section 7 hereof or pursuant to the Sale Participation Agreement at a prior time had the Management Stockholder elected to transfer shares of Stock or had such other restrictions on transfer of the Stock not been in effect, as applicable, and (ii) effect a sale of Option Stock to the public that the Management Stockholder would have been able to sell pursuant to Section 7 hereof or pursuant to the Sale Participation Agreement at a prior time had the Options through which such Option Stock was acquired been exercisable at such prior time, in each case at the time of a sale by the Investors pursuant to Section 7 hereof or pursuant to the Sale Participation Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, if, following an initial Public Offering, the Management Stockholder’s active employment with the Company (and/or, if applicable, its subsidiaries) is terminated as a result of the Management Stockholder’s death or Permanent Disability, the Management Stockholder may transfer, without limitation under this Agreement (but subject to any applicable securities laws), all or any portion of his or her Purchased Stock on and after the expiration of any Lock-Up Period that may be applicable.

(d) Notwithstanding anything in this Agreement to the contrary, this Section 3 shall terminate and be of no further force or effect upon the earlier to occur of (i) a Change in Control and (ii) the date on which the Investors’ beneficial ownership percentage (directly or indirectly) in the Company’s Common Stock is less than thirty-three and one-third percent (33 1/3%) of the amount of such ownership percentage as of August 22, 2006.

4. The Company’s Option to Purchase Stock and Options of Management Stockholder Upon Certain Terminations of Employment.

(a) Termination for Cause by the Company. Except as otherwise provided herein, if, prior to December 31, 2011, (i) the Management Stockholder’s active employment with the Company (and/or, if applicable, its subsidiaries) is terminated by the Company (and/or, if applicable, its subsidiaries) for Cause, (ii) the beneficiaries of a Management Stockholder’s Trust shall include any person or entity other than the Management Stockholder, his spouse (or ex-spouse) or his lineal descendants (including adopted children) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary or (iii) the Management Stockholder shall otherwise effect a transfer of any of the Stock other than as permitted in this Agreement (other than as may be required by applicable law or an order of a court having competent jurisdiction) after notice from the Company of such impermissible transfer and a reasonable opportunity to cure such transfer (each, a “Section 4(a) Call Event”):

(A) With respect to the Stock, the Company may purchase all or any portion of the shares of the Stock then held by the applicable Management Stockholder Entities at a per share purchase price equal to the lesser of (x) the Fair Market Value Per Share on the applicable repurchase date and (y) the Base Price (or, with respect to any Option Stock, the Option Exercise Price) (any such applicable repurchase price, the “Section 4(a) Repurchase Price”); and

(B) With respect to the Options, all such Options (whether or not then exercisable) held by the applicable Management Stockholder Entities will terminate immediately without payment in respect thereof.

(b) Termination by the Management Stockholder without Good Reason. Except as otherwise provided herein, if, prior to December 31, 2011, the Management Stockholder’s active employment with the Company (and/or, if applicable, its subsidiaries) is terminated by the Management Stockholder without Good Reason (a “Section 4(b) Call Event”):

(A) With respect to the Stock, the Company may purchase all or any portion of the shares of the Stock then held by the applicable Management Stockholder Entities at a per share purchase price equal to (x) the lesser of (i) the Fair Market Value Per Share on the applicable repurchase date and (ii) the Base Price (or, with respect to any Option Stock, the Option Exercise Price), if the Section 4(b) Call Event is on or prior to December 31, 2009 or (y) the Fair Market Value Per Share, if the Section 4(b) Call Event is after December 31, 2009; and

(B) With respect to the Options, the Company may purchase all or any portion of the exercisable Options held by the applicable Management Stockholder Entities for an amount equal to the product of (x) the excess, if any, of the Fair Market Value Per Share over the Option Exercise Price if the Section 4(b) Call Event is between January 1, 2010 and December 31, 2011, inclusive, and (y) the number of Exercisable Option Shares, which Options shall be terminated in exchange for such payment. In the event the foregoing Option Excess Price is zero or a negative number, all outstanding exercisable Options granted to the Management Stockholder under the Option Plan shall be automatically terminated without any payment in respect thereof. In the event that the Company does not exercise the foregoing rights, all exercisable but unexercised Options shall terminate pursuant to the terms of the Stock Option Agreement. All unexercisable Options held by the applicable Management Stockholder Entities shall terminate, without payment, immediately upon termination of employment or on such later date as may otherwise be provided in the Stock Option Agreement.

(c) Termination for Death or Disability. Except as otherwise provided herein, if the Management Stockholder’s employment with the Company (and/or, if applicable, its subsidiaries) is terminated as a result of the death or Permanent Disability of the Management Stockholder (each a “Section 4(c) Call Event”):

(A) With respect to the Stock, the Company may purchase all or any portion of the shares of the Stock then held by the applicable Management Stockholder Entities at a per share price equal to the Fair Market Value Per Share on the applicable repurchase date; and

(B) With respect to the Options, the Company may purchase all or any portion of the exercisable Options held by the applicable Management Stockholder Entities for an amount equal to the product of (x) the excess, if any, of the Fair Market Value Per Share over the Option Exercise Price and (y) the number of Exercisable Option Shares, which Options shall be terminated in exchange for such payment. In the event the foregoing Option Excess Price is zero or a negative number, all outstanding exercisable Options granted to the Management Stockholder under the Option Plan shall be automatically terminated without any payment in respect thereof. In the event that the Company does not exercise the foregoing rights, all exercisable but unexercised Options shall terminate pursuant to the terms of the Stock Option Agreement. All unexercisable Options held by the applicable Management Stockholder Entities shall terminate without payment immediately upon termination of employment or on such later date as may otherwise be provided in the Stock Option Agreement.

(d) Call Notice. The Company shall have a period (the “Call Period”) of one hundred eighty (180) days from the date of any Call Event (or, if later, with respect to a Section 4(a) Call Event, from the date after discovery of, and the applicable cure period for, an impermissible transfer constituting a Section 4(a) Call Event) in which to give notice in writing to the Management Stockholder of its election to exercise its rights and obligations pursuant to this Section 4 (“Call Notice”). The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company on the tenth Business Day after the giving of the Call Notice. The applicable Repurchase Price (including any payment with respect to the Options as described in this Section 4) shall be paid by delivery to the applicable Management Stockholder Entities of a certified bank check or checks in the appropriate amount payable to the order of each of the applicable Management Stockholder Entities (or by wire transfer of immediately available funds, if the Management Stockholder Entities provide to the Company wire transfer instructions) against delivery of an irrevocable power of attorney enabling the Company to cause the transfer to it of the Stock so purchased and appropriate documents canceling the Options so terminated, appropriately endorsed or executed by the applicable Management Stockholder Entities or any duly authorized representative.

(e) Delay of Call. Notwithstanding any other provision of this Section 4 to the contrary and subject to Section 8(a) hereof, if there exists and is continuing a default or an event of default on the part of the Company or any subsidiary of the Company under any loan, guarantee or other agreement under which the Company or any subsidiary of the Company has borrowed money or if a repurchase would not be permitted under, or would otherwise violate, applicable provisions of Dutch law (each such occurrence being an “Event”), the Company shall delay the repurchase of any of the Stock or the Options (pursuant to a Call Notice timely given in accordance with Section 4(d) hereof) from the applicable Management Stockholder Entities until the first Business Day which is ten (10) calendar days after all of the foregoing Events have ceased to exist (the “Repurchase Eligibility Date”); provided, however, that (i) the number of shares of Stock subject to repurchase under this Section 4 shall be that number of shares of Stock, and (ii) in the case of a repurchase pursuant to Section 4(a), 4(b) or 4(c) hereof, the number of Exercisable Option Shares for purposes of calculating the Option Excess Price payable under this Section 4 shall be the number of Exercisable Option Shares, in each case held by the applicable Management Stockholder Entities at the time of delivery of (and as set forth in) a Call Notice in accordance with Section 4(d) hereof. All Options exercisable as of the date of a Call Notice, in the case of a repurchase pursuant to Section 4(a), 4(b) or 4(c) hereof, shall continue to be exercisable until the repurchase of such Options pursuant to such Call Notice, provided that to the extent that any Options are exercised after the date of such Call Notice, the number of Exercisable Option Shares for purposes of calculating the Option Excess Price shall be reduced accordingly.

(f) Calculation of Option Excess Price. For the avoidance of doubt, in any instance where the Company purchases Options as set forth in this Section 4, the applicable Option Excess Price shall be calculated in tranches based on the applicable Option Exercise Prices relative to the applicable Repurchase Price, and not on an aggregate net basis, such that the Option Excess Price of any Options having the same Option Exercise Price, where the Option Excess Price is greater than zero, shall not be netted against the Option Excess Price of any Options having a different Option Exercise Price, where the Option Excess Price is less than or equal to zero.

(g) Effect of Accounting Principles. Notwithstanding anything set forth in this Section 4 to the contrary, in the event that it is determined by the Company (in consultation with its auditors) that the provisions of this Section 4 would result in any of the Options being classified as a liability as contemplated by FASB Statement No. 123R, Share-Based Payment, including any amendments and interpretations thereto, then the following terms shall apply in lieu of the corresponding provisions in Section 4(b) and Section 4(c) providing for the purchase by the Company of exercisable Options:

With respect to any exercisable Options, upon the occurrence of the applicable event giving rise to the Section 4 Call Event, the Management Stockholder Entities may be required by the Company to elect, in accordance with the terms of the relevant Stock Option Agreement, to receive from the Company, on one occasion, in exchange for all of the exercisable Options then held by the applicable Management Stockholder Entities, if any, a number of shares of Stock equal to the quotient of (x) the product of (A) the excess, if any, of the Fair Market Value over the Option Exercise Price and (B) the number of shares then acquirable on exercise, divided by (y) the Fair Market Value, reduced by a number of shares of Stock having an aggregate Fair Market Value equal to the minimum withholding tax obligation that would otherwise be required to be paid by the Management Stockholder Entity to the Company; which Options shall be terminated in exchange for such payment of shares of Stock (such shares of Stock, the “Net Settled Stock”). (In the event the foregoing Option Excess Price is zero or a negative number, all outstanding exercisable Options shall be automatically terminated without any payment in respect thereof.) Upon the occurrence of such net settlement of all exercisable Options, the Call Period shall be deemed to be the period that is 30 days following the date that is six months after the receipt by the applicable Management Stockholder Entities of the Net Settled Stock, during which time the Company may, on delivery of Call Notice, purchase all or any portion of the Net Settled Stock held by the applicable Management Stockholder Entities, at a per share price equal to the applicable Repurchase Price for Option Stock identified in Section 4(b) or Section 4(c), as applicable.

(h) Termination without Cause; Resignation for Good Reason; No Call Rights after December 31, 2011. For the avoidance of doubt, the Company shall not have any right to purchase all or any portion of Stock or Options held by the Management Stockholder Entities (i) upon a termination of the Management Stockholder’s employment by the Company without Cause or by the Management Stockholder for Good Reason or (ii) on or after December 31, 2011.

(i) Effect of Change in Control and Reduction in Investors’ Ownership. Notwithstanding anything in this Agreement to the contrary, this Section 4 shall terminate and be of no further force or effect upon the earlier to occur of (i) a Change in Control and (ii) the date on which the Investors’ beneficial ownership percentage (directly or indirectly) in the Company’s Common Stock is less than thirty-three and one-third percent (33 1/3%) of the amount of such ownership percentage as of August 22, 2006.

5. Adjustment of Repurchase Price; Definitions.

(a) Adjustment of Repurchase Price. In determining the applicable repurchase price of the Stock and Options, as provided for in Section 4 hereof, appropriate adjustments shall be made for any stock dividends, extraordinary cash dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding shares of Stock in order to maintain, as nearly as practicable, the intended operation of the provisions of Section 4 hereof.

(b) Definitions. All capitalized terms used in this Agreement and not defined herein shall have such meaning as such terms are defined in the Option Plan. Terms used herein and as listed below shall be defined as follows:

“Act” shall have the meaning set forth in Section 2(a)(i) hereof.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Base Price” shall have the meaning set forth in Section 1(a) hereof.

“Board” shall mean the Supervisory Board (raad van commissarissen) of VNU or, if and as when there exists a Supervisory Board of the Company, the Supervisory Board of the Company.

“Business Day” shall mean a day on which banks are open for business in Amsterdam, London, New York and Luxembourg (which, for avoidance of doubt, shall not include Saturdays, Sundays and public holidays in any of these cities).

“Call Events” shall mean, collectively, Section 4(a) Call Events, Section 4(b) Call Events, and Section 4(c) Call Events.

“Call Notice” shall have the meaning set forth in Section 4(d) hereof.

“Call Period” shall have the meaning set forth in Section 4(d) hereof.

“Cause” shall mean “Cause” as such term is defined in the Employment Agreement.

“Change in Control” shall mean: any transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests, or any acquisition of stock in the open market or otherwise) the result of which is that any Person or “group” (as defined within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act), other than any of the Investors or their Rule 405 Affiliates, obtains (i) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting rights attached to the entire issued share capital of Luxco, or any entity which is wholly-owned, directly or indirectly, by Luxco and which has materially the same direct or indirect ownership of all direct and indirect subsidiaries of Luxco as does Luxco, or (ii) all or substantially all of the assets of the Luxco and its direct and indirect subsidiaries including VNU and its direct and indirect subsidiaries (collectively, the “VNU Group”) (excluding, for the avoidance of doubt, a transaction or series of transactions involving the sale of only (A) the assets of the entities comprising the Business Information division of the VNU Group, in combination with (B) the assets of either (x) the entities comprising the Marketing Information division of the VNU Group or (y) the entities comprising the Media Measurement and Information division of the VNU Group, in each case as such applicable division is constituted from time to time).

“Common Stock” shall have the meaning set forth in the third “whereas” paragraph.

“Company” shall have the meaning set forth in the introductory paragraph.

“Confidential Information” shall mean “Confidential Information” as such term is defined in the Employment Agreement.

“Custody Agreement and Power of Attorney” shall have the meaning set forth in Section 7(f) hereof.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Employment Agreement” shall mean that certain employment agreement, entered into as of August 22, 2006, by and among the Management Stockholder, Luxco and VNU, Inc.

“Event” shall have the meaning set forth in Section 4(e) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any successor statute thereto).

“Exercisable Option Shares” shall mean the shares of Common Stock that, at the Repurchase Calculation Date, could be acquired by the Management Stockholder upon exercise of his outstanding and exercisable Options.

“Fair Market Value Per Share” shall mean the Market Value Per Share, or, if there has been no Qualified Public Offering, the fair market value of the Common Stock as determined reasonably in the good faith discretion of the Board and without any minority discount.

“Good Reason” shall mean “Good Reason” as such term is defined in the Employment Agreement.

“Holders” shall have the meaning set forth in Section 7(d) hereof.

“Investors” shall have the meaning set forth in the first “whereas” paragraph.

“Lock-Up Period” shall have the meaning set forth in Section 2(d) hereof.

“Luxco” shall have the meaning set forth in the introductory paragraph.

“Management Stockholder” shall have the meaning set forth in the introductory paragraph.

“Management Stockholder Entities” shall mean the Management Stockholder’s Trust, the Management Stockholder and the Management Stockholder’s Estate, collectively.

“Management Stockholder’s Estate” shall mean the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of the Management Stockholder.

“Management Stockholder’s Trust” shall mean a partnership, limited liability company, corporation, trust or custodianship, the beneficiaries of which may include only the Management Stockholder, his spouse (or ex-spouse) or his lineal descendants (including adopted children) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

“Market Value Per Share” shall mean, on the Repurchase Calculation Date, the price per share equal to (i) the last sale price of the Common Stock on the Repurchase Calculation Date on the principal stock exchange on which the Common Stock may at the time be listed or, (ii) if there shall have been no sales on such exchange on the Repurchase Calculation Date on any given day, the average of the closing bid and asked prices of the Common Stock on such exchange on the Repurchase Calculation Date or, (iii) if there is no such bid and asked price on the Repurchase Calculation Date, the average of the closing bid and asked prices of the Common Stock on the next preceding date when such bid and asked price occurred or, (iv) if the Common Stock shall not be so listed, the closing sales price of the Common Stock as reported by NASDAQ on the Repurchase Calculation Date in the over-the-counter market.

“Maximum Repurchase Amount” shall have the meaning set forth in Section 8(a) hereof.

“Notice” shall have the meaning set forth in Section 7(b) hereof.

“Option Excess Price” shall mean, with respect to any Option, the aggregate amount paid or payable by the Company in respect of Exercisable Option Shares pursuant to Section 4 hereof.

“Option Exercise Price” shall mean the then-current exercise price of the shares of Common Stock covered by the applicable Option.

“Option Plan” shall have the meaning set forth in the third “whereas” paragraph.

“Options” shall have the meaning set forth in the third “whereas” paragraph.

“Option Stock” shall have the meaning set forth in Section 3(a) hereof.

“Other Management Stockholders” shall have the meaning set forth in the fourth “whereas” paragraph.

“Other Management Stockholders’ Agreements” shall have the meaning set forth in the fourth “whereas” paragraph.

“Parties” shall have the meaning set forth in the introductory paragraph.

“Permanent Disability” shall mean “Disability” or “Permanent Disability” (as applicable) as such term is defined in the Employment Agreement.

“Person” shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Piggyback Registration Rights” shall have the meaning set forth in Section 7(a) hereof.

“Proposed Registration” shall have the meaning set forth in Section 7(b) hereof.

“Public Offering” shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-4, S-8 or any other similar form) or any transaction resulting in shares of Common Stock (or any securities received by holders of Common Stock in such transaction) becoming publicly tradable.

“Purchased Stock” shall have the meaning set forth in Section 1(a) hereof.

“Qualified Public Offering” shall mean a Public Offering, which results in an active trading market of 25% or more of the Common Stock.

“Repurchase Calculation Date” shall mean the date on which the repurchase occurs.

“Repurchase Eligibility Date” shall have the meaning set forth in Section 4(e) hereof.

“Repurchase Price” shall mean the amount to be paid in respect of the Stock and Options to be purchased by the Company pursuant to Section 4(a), 4(b), or 4(c) hereof, as applicable.

“Request” shall have the meaning set forth in Section 7(b) hereof.

“Restricted Group” shall mean, collectively, the Company, its subsidiaries, the Investors and their respective Rule 405 Affiliates.

“Rule 405 Affiliate” shall mean an affiliate of the Company as defined under Rule 405 of the rules and regulations promulgated under the Act and as interpreted in good faith by the Board.

“Sale Participation Agreement” shall mean that certain sale participation agreement entered into by and between the Management Stockholder and Luxco on behalf of the Investors dated as of the date hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Section 4(a) Call Event” shall have the meaning set forth in Section 4(a) hereof.

“Section 4(a) Repurchase Price” shall have the meaning set forth in Section 4(a) hereof.

“Section 4(b) Call Event” shall have the meaning set forth in Section 4(b) hereof.

“Section 4(c) Call Event” shall have the meaning set forth in Section 4(c) hereof.

“Shareholders’ Agreement” shall have the meaning set forth in Section 7(a) hereof.

“Stock” shall have the meaning set forth in Section 3(a) hereof.

“Stock Option Agreement” shall have the meaning set forth in the third “whereas” paragraph.

“Transfer” shall have the meaning set forth in Section 3(a) hereof.

“Valcon Acquisition B.V.” shall have the meaning set forth in the second “whereas” paragraph.

“VNU” shall have the meaning set forth in the second “whereas” paragraph.

6. The Company’s Representations and Warranties.

(a) The Company represents and warrants to the Management Stockholder that (i) this Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms and (ii) the Stock, when issued and delivered in accordance with the terms hereof and the other agreements contemplated hereby, will be duly and validly issued, fully paid and nonassessable.

(b) If the Company becomes subject to the reporting requirements of Section 12 of the Exchange Act, the Company will file the reports required to be filed by it under the Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the Management Stockholder to sell shares of Stock without registration under the Exchange Act within the limitations of the exemptions provided by (A) Rule 144 under the Act, as such rule may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC. Notwithstanding anything contained in this Section 6(b), the Company may de-register under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder and, in such circumstances, shall not be required hereby to file any reports which may be necessary in order for Rule 144 or any similar rule or regulation under the Act to be available. Nothing in this Section 6(b) shall be deemed to limit in any manner the restrictions on sales of Stock contained in this Agreement.

7. “Piggyback” Registration Rights. Effective upon the date of this Agreement and until the later of (i) the occurrence of a Qualified Public Offering and (ii) December 31, 2011:

(a) The Management Stockholder hereby agrees to be bound by all of the terms, conditions and obligations of the piggyback registration rights contained in the Shareholders’ Agreement (the “Shareholders’ Agreement”) to be entered into by and among Luxco, Valcon Acquisition B.V., the Company and investors party thereto (the “Piggyback Registration Rights”), in the form provided to the Management Stockholder on the date hereof (subject to any amendments thereto to which the Management Stockholder has agreed in writing to be bound), and, following the consummation of an initial Public Offering, if any one of the Investors are selling stock, shall have all of the rights and privileges of the Piggyback Registration Rights (including, without limitation, the right to participate in one or more Public Offerings and any rights to indemnification and/or contribution from the Company and/or the Investors), in each case as if the Management Stockholder were an original party (other than Luxco, Valcon Acquisition B.V. and the Company) to the Shareholders’ Agreement, subject to applicable and customary underwriter restrictions; provided, however, that at no time shall the Management Stockholder have any rights to request registration under the Shareholders’ Agreement; and provided further, that the Management Stockholder shall not be bound by any amendments to the Shareholders’ Agreement unless the Management Stockholder consents in writing thereto provided that such consent will not be unreasonably withheld. All Stock, whether acquired upon the exercise of an Option or not, acquired or held by the applicable Management Stockholder Entities pursuant to this Agreement shall be deemed to be “Listed Shares” as defined in the Shareholders’ Agreement.

(b) In the event of a sale of Common Stock by the Investors in accordance with the terms of the Shareholders’ Agreement, the Company will promptly notify the Management Stockholder in writing (a “Notice”) of any proposed registration (a “Proposed Registration”). If within five (5) Business Days of the receipt by the Management Stockholder of such Notice, the Company receives from the applicable Management Stockholder Entities a written request (a “Request”) to register shares of Stock held by the applicable Management Stockholder Entities (which Request will be irrevocable unless otherwise mutually agreed to in writing by the Management Stockholder and the Company), shares of Stock will be so registered as provided in this Section 7; provided, however, that for each such registration statement only one Request, which shall be executed by the applicable Management Stockholder Entities, may be submitted for all Listed Shares held by the applicable Management Stockholder Entities.

(c) The maximum number of shares of Stock which will be registered pursuant to a Request will be the lowest of (i) the number of shares of Stock then held by the Management Stockholder Entities, including all shares of Stock which the Management Stockholder Entities are then entitled to acquire under an unexercised Option to the extent then exercisable, multiplied by a fraction, the numerator of which is the number of shares of Stock being sold by the Investors and any affiliated or unaffiliated investment partnerships and investment limited liability companies investing with the Investors and the denominator of which is the aggregate number of shares of Stock owned by the Investors and any investment partnerships and investment limited liability companies investing with the Investors or (ii) the maximum number of shares of Stock which the Company can register in the Proposed Registration without adverse effect on the offering in the view of the managing underwriters (reduced pro rata as more fully described in subsections (d) and (e) of this Section 7) or (iii) the maximum number of shares which the Management Stockholder (pro rata based upon the aggregate number of shares of Stock the Management Stockholder and all Other Management Stockholders have requested to be registered) is permitted to register under the Piggyback Registration Rights.

(d) Subject to subsection (e) of this Section 7, if a Proposed Registration involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of shares of Stock requested to be included in the Proposed Registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the shares of Stock offered in such Public Offering as contemplated by the Company, then the Company will include in the Proposed Registration (i) first, 100% of the shares of Stock the Company proposes to sell and (ii) second, to the extent of the number of shares of Stock requested to be included in the Proposed Registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the number of shares of Stock which the selling Investors and any affiliated or unaffiliated investment partnerships and investment limited liability companies investing with the selling Investors, the Management Stockholder and all Other Management Stockholders (together, the “Holders”) have requested to be included in the Proposed Registration, such amount to be allocated pro rata among all requesting Holders on the basis of the relative number of shares of Stock then held by each such Holder (including upon exercise of all exercisable Options) (provided that any shares thereby allocated to any such Holder that exceed such Holder’s request will be reallocated among the remaining requesting Holders in like manner).

(e) If a Proposed Registration involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of shares of Stock requested to be included in the Proposed Registration by the Management Stockholder and all Other Management Stockholders would be likely to have an adverse effect on the price, timing or distribution of the shares of Stock offered in such Public Offering as contemplated by the Company, then the Company will include in the Proposed Registration, in addition to shares to be sold by the Company and the selling Investors, the number of shares of Stock requested to be sold by the Management Stockholder and all Other Management Stockholders which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, such amount to be allocated pro rata among all requesting parties on the basis of the relative number of shares of Stock then held by each such party (including upon exercise of all exercisable Options) (provided that any shares thereby allocated to any such party that exceed such party’s request will be reallocated among the remaining requesting parties in like manner).

(f) Upon delivering a Request, the Management Stockholder will, if requested by the Company, execute and deliver a custody agreement and power of attorney having customary terms and in form and substance satisfactory to the Company with respect to the shares of Stock to be registered pursuant to this Section 7 (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will provide, among other things, that the Management Stockholder will irrevocably appoint said custodian and attorney-in-fact as the Management Stockholder’s agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Management Stockholder’s behalf with respect to the matters specified therein.

(g) If the number of shares of Stock that the Management Stockholder is permitted to include in a Request pursuant to this Section 7 is limited by the fact that the Options are not exercisable at the time of such Proposed Registration, then at such time as the Options become exercisable (in whole or in part) and at any time thereafter, the Management Stockholder shall be entitled to register for public sale as part of any subsequent Proposed Registration such additional number of shares of Stock as the Management Stockholder could have registered at the time of the initial Proposed Registration.

(h) The Management Stockholder agrees that he will execute such other agreements as the Company may reasonably request to further evidence the provisions of this Section 7.

8. Pro Rata Repurchases; Dividends.

(a) Notwithstanding anything to the contrary contained in Section 4 hereof, if at any time consummation of any purchase or payment to be made by the Company pursuant to this Agreement and the Other Management Stockholders Agreements would result in an Event, then the Company shall make purchases from, and payments to, the Management Stockholder and Other Management Stockholders pro rata (on the basis of the proportion of the number of shares of Stock each such Management Stockholder and all Other Management Stockholders have elected or are required to sell to the Company) for the maximum number of shares of Stock permitted without resulting in an Event (the “Maximum Repurchase Amount”). The provisions of Section 4(e) hereof shall apply in their entirety to payments and repurchases with respect to shares of Stock which may not be made due to the limits imposed by the Maximum Repurchase Amount under this Section 8(a). Until all of such Stock is purchased and paid for by the Company, the Management Stockholder and the Other Management Stockholders whose Stock is not purchased in accordance with this Section 8(a) shall have priority, on a pro rata basis, over other purchases of Stock by the Company pursuant to this Agreement and Other Management Stockholders’ Agreements.

(b) In the event any dividends are paid with respect to the Stock, the Management Stockholder will be treated in the same manner as all other holders of Common Stock with respect to shares of Stock then owned by the Management Stockholder, and, with respect to any Options held by the Management Stockholder, in accordance, as applicable, with the Stock Option Agreement.

(c) Upon the expiration of the Lock-Up Period relating to an initial Public Offering and at all times thereafter, the Company shall use its commercially reasonable efforts to file with the SEC a registration statement on Form S-8 relating to the resale of all shares of Stock held by the Management Stockholder and to maintain the effectiveness of such registration statement (or a successor thereto) until such time as the Management Stockholder would be permitted to transfer the remaining shares of Stock held by the Management Stockholder without restriction under U.S. federal securities laws. Any transfers of Stock by the Management Stockholder pursuant to such registration statement shall remain subject in all respects to the limitations of transfer set forth in this Agreement.

9. Rights to Negotiate Repurchase Price. Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing, redeeming or otherwise acquiring for value shares of Stock or Options from the Management Stockholder, at any time, upon such terms and conditions, and for such price, as may be mutually agreed upon in writing between the Parties hereto, whether or not at the time of such purchase, redemption or acquisition circumstances exist which specifically grant the Company the right to purchase, or the Management Stockholder the right to sell, shares of Stock or any Options under the terms of this Agreement; provided that no such purchase, redemption or acquisition shall be consummated, and no agreement with respect to any such purchase, redemption or acquisition shall be entered into, without the prior approval of the Board.

10. Covenant Regarding 83(b) Election. Except as the Company may otherwise agree in writing, to the extent applicable, the Management Stockholder hereby covenants and agrees that he will make an election provided pursuant to Treasury Regulation Section 1.83-2 with respect to the Stock, including without limitation, the Stock to be acquired upon each exercise of the Management Stockholder’s Options; and the Management Stockholder further covenants and agrees that he will furnish the Company with copies of the forms of election the Management Stockholder files within thirty (30) days after the date hereof, and within thirty (30) days after each exercise of Management Stockholder’s Options and with evidence that each such election has been filed in a timely manner.

11. Notice of Change of Beneficiary. Immediately prior to any transfer of Stock to a Management Stockholder’s Trust, the Management Stockholder shall provide the Company with a copy of the instruments creating the Management Stockholder’s Trust and with the identity of the beneficiaries of the Management Stockholder’s Trust. The Management Stockholder shall notify the Company as soon as practicable prior to any change in the identity of any beneficiary of the Management Stockholder’s Trust.

12. Recapitalizations, etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Stock or the Options, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Stock or the Options by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, amalgamation, consolidation or otherwise.

13. Management Stockholder’s Employment by the Company. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Management Stockholder contemporaneously with the execution of this Agreement (subject to, and except as set forth in, the applicable provisions of any offer letter or letter of employment provided to the Management Stockholder by the Company or any employment agreement entered by and between the Management Stockholder and the Company) (i) obligates the Company or any subsidiary of the Company to employ the Management Stockholder in any capacity whatsoever or (ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment of the Management Stockholder at any time or for any reason whatsoever, with or without Cause, and the Management Stockholder hereby acknowledges and agrees that neither the Company nor any other person has made any representations or promises whatsoever to the Management Stockholder concerning the Management Stockholder’s employment or continued employment by the Company or any subsidiary of the Company.

14. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns. In the case of a transferee permitted under clause (y) or (z) of Section 2(a) or Section 3 hereof, such transferee shall be deemed the Management Stockholder hereunder; provided, however, that no transferee (including without limitation, transferees referred to in Section 2(a) or Section 3 hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.

15. Amendment. This Agreement may be amended only by a written instrument signed by the Parties hereto.

16. Closing. Except as otherwise provided herein, the closing of each issue or sale of shares of Stock pursuant to this Agreement shall take place at the principal office of the Company on the tenth Business Day following delivery of the notice by either Party to the other of its exercise of the right to acquire or dispose of such Stock hereunder.

17. Applicable Law; Jurisdiction; Arbitration; Legal Fees.

(a) The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, except to the extent that the issue or transfer of Stock shall be subject to mandatory provisions of the laws of The Netherlands.

(b) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. Only individuals who are (a) lawyers engaged full-time in the practice of law, as in-house counsel or as a professor of law; and (b) on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. In the event that an action is brought to enforce the provisions of this Agreement pursuant to this Section 17(b), (x) if the arbitrator determines that the Management Stockholder is the prevailing party in such action, the Company shall be required to pay the reasonable attorney’s fees and expenses of the Management Stockholder in connection with such arbitration, as well as the arbitrator’s full fees and expenses and (y) if the Company prevails in such action or if, in the opinion of the court or arbitrator deciding such action, there is no prevailing party, each party shall pay his or its own attorney’s fees and expenses and the arbitrator’s fees and expenses will be borne equally by the parties thereto.

18. Assignability of Certain Rights by the Company. The Company shall have the right to assign any or all of its rights or obligations to purchase shares of Stock pursuant to Section 4 hereof.

19. Miscellaneous.

(a) In this Agreement all references to “dollars” or “$” are to U.S. dollars and the masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates

(b) If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

(c) If any payments of money, delivery of shares of Common Stock or other benefits due to the Management Stockholder hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payments, delivery of shares or other benefits shall be deferred if deferral will make such payment, delivery of shares or other benefits compliant under Section 409A of the Code, otherwise such payment, delivery of shares or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to the Management Stockholder, that does not cause such an accelerated or additional tax.

20. Withholding. The Company or its subsidiaries shall have the right to deduct from any cash payment made under this Agreement to the applicable Management Stockholder Entities any minimum federal, state or local income or other taxes required by law to be withheld with respect to such payment.

21. Notices. All notices and other communications provided for herein shall be in writing. Any notice or other communication hereunder shall be deemed duly given (i) upon electronic confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, in each case as follows:

(a) If to the Company, to it at the following address:

Valcon Acquisition B.V.

Jachthavenweg 118

1081 KJ Amsterdam

The Netherlands

Tel.: +31 20 540 75 75

Fax.: +31 20 540 75 00

Attention: Management Board c/o Evert Vink

with copies to:

Clifford Chance LLP

Droogbak 1A

1013 GE Amsterdam

The Netherlands

Telefax: +31 20 711 9999

Attention: Joachim Fleury

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telecopy: (212) 455-2502

Attention: John G. Finley, Esq.

and

VNU, Inc.

770 Broadway

New York, NY 10003

Attention: James W. Cuminale, Esq.

(b) If to the Management Stockholder, to him care of the Company at the address set forth above; or at such other address as either party shall have specified by notice in writing to the other.

22. Confidential Information; Covenant Not to Compete.

In consideration of the Company entering into this Agreement with the Management Stockholder, the Management Stockholder hereby agrees that the terms set forth in Sections 6, 7 and 9 of the Employment Agreement shall be made a part of this Agreement and are fully incorporated herein by reference.

23. Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

VALCON ACQUISITION HOLDING B.V.

By:	/s/ Scott Schoen
Name: Scott Schoen
Title: Managing Director

VALCON ACQUISITION HOLDING (LUXEMBOURG) S.Á.R.L.

By:	/s/ A Director
Name:
Title: A Director

By:	/s/ Scott Schoen
Name: Scott Schoen
Title: B Director

MANAGEMENT STOCKHOLDER:

/s/ David L. Calhoun
David L. Calhoun

(Signature page for Management Stockholder’s Agreement)

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